Exhibit 99.1

News

For Immediate Release

CNO Financial Group Declares Quarterly Dividend and
Announces Annual Meeting Date
Director Neal Schneider to retire

CARMEL, Ind., February 19, 2020 - CNO Financial Group, Inc. (NYSE: CNO) announced today that its board of directors has declared a quarterly cash dividend of $0.11 per share on the company’s common shares. The dividend will be payable March 24, 2020, to shareholders of record at the close of business on March 10, 2020.

The company announced that its annual meeting of shareholders will be held at 8:00 a.m. ET on May 8, 2020 at its offices in Carmel, Indiana. Holders of record at the close of business on March 10, 2020 will be entitled to vote at the meeting.
CNO also announced that Neal Schneider will retire from the company’s board of directors at the conclusion of his current term, which ends upon the close of the annual meeting. Schneider joined CNO’s board in September 2003 and served as board chair from 2011 through May 2018.
“Neal brought tremendous experience and stewardship to CNO’s board of directors and his contributions to the company during his tenure are immeasurable," said Board Chair Dan Maurer. "On behalf of CNO’s board and management team, we thank Neal for his leadership, counsel and unwavering commitment to all of our stakeholders.”
Following Schneider’s retirement, the CNO board will be comprised of nine directors, eight of whom are independent.
For more information, visit CNO online at CNOinc.com.

For further information:

CNO News Media
Valerie Dolenga
(312) 396-7688
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Jennifer Childe
(312) 396-7755
Jennifer.Childe@CNOinc.com

- ### -